Exhibit 8.1

SUBSIDIARIES OF SCORPIO TANKERS INC.

Name of Subsidiary	Jurisdiction of Incorporation
Noemi Shipping Company Limited	Marshall Islands
Senatore Shipping Company Limited	Marshall Islands
Venice Shipping Company Limited
STI Highlander Shipping Company Limited
STI Gladiator Shipping Company Limited
STI Matador Shipping Company Limited
STI Harmony Shipping Company Limited
STI Heritage Shipping Company Limited
STI Conqueror Shipping Company Limited
Marshall Islands Marshall Islands Marshall Islands Marshall Islands Marshall Islands Marshall Islands Marshall Islands